Nonstandardized 401(k) Plan

21.	AUTOMATIC DEFERRAL (3.02(B)). The Automatic Deferral provisions of Section 3.02(B) (Choose one of (a) or (b)):

(a)	☐	Do not apply.

(b)	☒	Apply. The Automatic Deferral Effective Date is: June 1, 2010 (specify date). (Complete (1), (2), and (3). Choose (4) as applicable:

(1)	Automatic Deferral Amount: The Employer, as to each Participant affected, will withhold as the Automatic Deferral Amount, 3% from the Participant’s Compensation each payroll period unless the Participant makes a Contrary Election.

(2)	Participants affected. The Automatic Deferral applies to (Choose one of a, b, c, or d):

a.	☐	All Participants. All Participants, regardless of any prior Salary Reduction Agreement, unless and until they make a Contrary Election after the Automatic Deferral Effective Date.

b.	☒	Election of at least Automatic Deferral Amount. All Participants, except those who have in effect a Salary Reduction Agreement on the Automatic Deferral Effective Date provided that the Elective Deferral amount under the Agreement is at least equal to the Automatic Deferral amount.

c.	☐	No existing Salary Reduction Agreement. All Participants, except those who have in effect a Salary Reduction Agreement on the Automatic Deferral Effective Date regardless of the Elective Deferral amount under the agreement.

d.	☐	New Participants. Each Employee whose Entry Date is on or following the Automatic Deferral Effective Date.

(3)	Scheduled increases. The Automatic Deferral Amount will or will not increase (as a percentage of Compensation) in Plan Years following the Plan Year containing the Automatic Deferral Effective Date (or, if later, the Plan Year in which the Automatic Deferral first applies to a Participant) as follows (Choose one of a, b, c, or d):

a.	☒	No scheduled increase. The Automatic Deferral Amount applies in all Plan Years.
b.	☐	Scheduled increase. The Automatic Deferral Amount will increase as follows:

Plan Year of application to a Participant	Automatic Deferral Amount
1	3%
2	3%
3	4%
4	5%
5 and thereafter	6%

c.	☐	Other scheduled increase. The Automatic Deferral Amount will increase as follows:

Plan Year of application to a Participant	Automatic Deferral Amount
____	____	%
____	____	%
____	____	%
____	____	%
____	____	%

(4) ☐	Describe Automatic Deferral:	.

[Note: Under Election 21(b)(4), the Employer may describe Automatic Deferral provisions from the elections available under Election 21 and/or a combination thereof as to a Participant group (e.g. Automatic Deferrals do not apply to Division A Employees. All Division B Employee/Participants are subject to an Automatic Deferral Amount equal to 3% of Compensation effective as of January 1, 2008).]

22. CODA (3.02(C)). The CODA provisions of Section (3.02(C)) (Choose one of (a) or (b):

(a)	☒	Do not apply.
(b)	☐	Apply. For each Plan Year for which the Employer makes a designated CODA contribution under Section (3.02(C), a Participant may elect to receive directly in cash not more than the following portion (or, if less, the Elective Deferral Limit) of his/her proportionate share of that CODA contribution (Choose one of (1) or (2)):

(1)	☐	All or any portion
(2)	☐	_____________%

23. CATCH UP DEFERRALS (3.02(D)). A Catch Up Eligible Participant (Choose one of (a) or (b):

(a)	☒	Permitted. May make Catch-Up Deferrals to the Plan.
(b)	☐	Not Permitted. May not Catch-Up Deferrals to the Plan.

Nonstandardized 401(k) Plan

EXECUTION PAGE

The Employer, by executing this Adoption Agreement, hereby agrees to the provisions of this Plan and Trust.

Employer:	Versar, Inc.
Date:	05/24/2010
Signed:	Lawrence W. Sinnott

(Print Name and Title)

The trustee (and Custodian, if applicable), by executing this Adoption Agreement, hereby accepts its position and agrees to all of the obligations, responsibilities and duties imposed upon the Trustee (or Custodian) under the Prototype Plan and Trust. If the Employer under election 5(c) will use a separate Trust, the Trustee need not execute this Adoption Agreement.

Nondiscretionary Trustee(s):	Wachovia Bank, NA

Date:	05/25/2010
Signed:	Nancy Wheeler
Nancy Wheeler, Vice President
(Print Name and Title)

Nondiscretionary Trustee(s):

Date:
Signed:

(Print Name and Title)

Custodian(s) (Optional):

Date:
Signed:

(Print Name and Title)

Use of Adoption Agreement: Failure to complete properly the elections in this Adoption Agreement may result in disqualification of the Employer’s Plan. The Employer only may use this Adoption Agreement only in conjunction with the basic plan document referenced by its document number on Adoption Agreement page one.

Execution for Page Substitution Amendment Only: If this paragraph is completed, this Execution Page documents an amendment to Adoption Agreement Election(s) _21___ effective June 1, 2010, by substitute Adoption Agreement page number(s) _11_. The Employer should retain all Adoption Agreement Execution Pages and amended pages. [Note: The Effective Date may be retroactive or may be prospective as permitted under Applicable Law.]

Prototype Plan Sponsor: The Prototype Plan Sponsor identified on the first page of the basic plan document will notify all adopting Employers of any amendment to this Prototype Plan or of any abandonment or discontinuance by the Prototype Plan Sponsor of its maintenance of this Prototype Plan. For inquiries regarding the adoption of the Prototype Plan, the Prototype Plan Sponsors intended meaning of any Plan provisions or the effect of the Opinion Letter issued to the Prototype Plan Sponsor; please contact the Prototype Plan Sponsor at the following address and telephone number: 1525 W. WT Harris Blvd. Charlotte, NC 28262, 800-669-5812.

Reliance on Sponsor Opinion Letter: The Prototype Plan Sponsor has obtained from the IRS an Opinion Letter specifying the form of this Adoption Agreement and the basic plan document satisfy, as of the date of the Opinion Letter, Code §401. An adopting Employer may rely on the Prototype Sponsor’s IRS Opinion Letter only to the extent provided in Rev. Proc. 2005-16. The Employer may not rely on the Opinion Letter in certain other circumstances or with respect to certain qualification requirements, which are specified in the Opinion Letter and in Rev. Proc. 2005-16, Sections 19.02 and 19.03. In order to have reliance in such circumstances or with respect to such qualification requirements, the Employer must apply for a determination letter to Employee Plans Determinations of the IRS.